UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest events reported)   January 27, 2000
                                                         ----------------
                                                         January 27, 2000
                                                         ----------------

                      PUBLIC SERVICE COMPANY OF NEW MEXICO
                      ------------------------------------
             (Exact name of registrant as specified in its charter)


          New Mexico              Commission                  85-00019030
  ---------------------------     File Number 1-6986    ----------------------
 (State or Other Jurisdiction                 ------       (I.R.S. Employer
      of Incorporation)                                 Identification) Number)



        Alvarado Square, Albuquerque, New Mexico             87158
        ----------------------------------------             -----
        (Address of principal executive offices)           (Zip Code)



                                 (505) 241-2700
                                 --------------
              (Registrant's telephone number, including area code)


                         ------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

Item  5.   Other Event

The following is the Company's 1999 earnings release and is being filed herewith as a current event.

PNM Reports 1999 Earnings of $2.01 per Share

Albuquerque, N.M., January 27, 2000 - PNM, Public Service Company of New Mexico (NYSE:PNM), today reported net income for the year ended December 31, 1999, of $83.2 million, or $2.01 per share of common stock, compared to net earnings of $82.7 million, or $1.97 per share in 1998.

Earnings in both years included non-recurring charges and gains. These items increased 1999 earnings by a net of 9 cents per share, compared to a net reduction of 40 cents a share in 1998. PNM income from ongoing operations was $78.5 million or $1.92 per share for 1999. In 1998 the company reported earnings from ongoing operations of $98.8 million, or $2.37 per share.

For the final quarter of 1999, PNM reported net earnings of $16.9 million, or 41 cents per share, on total operating revenues of $282.8 million, compared to net earnings of $14.7 million, or 35 cents per share, on total operating revenues of $259.0 million in the fourth quarter of 1998. Earnings from ongoing operations were 43 cents a share in the fourth quarter of 1999 compared to 52 cents a share in the same period in 1998.

Operating revenues for the year totaled $1.16 billion, up from $1.09 billion in 1998. Most of the increase came from PNM's continued success in the wholesale power business, according to PNM Chairman, President and Chief Executive Benjamin Montoya. "An intensified marketing effort by our experienced trading staff produced a 27 percent increase in wholesale volume and a 33 percent increase in wholesale revenues," Montoya said.

Sales for resale totaled 11.2 million megawatt-hours (MWh) for the year, up about 2.4 million MWh over 1998. Retail electric sales for the year totaled 6.8 million MWh. Revenues from wholesale power sales totaled $365.4 million in 1999, compared to retail electric revenues of $522.5 million.

Although underlying retail customer growth continued at a strong pace in PNM's home service territory, an electric rate reduction implemented in the third quarter and a relatively cool summer in New Mexico limited retail revenue growth in 1999.

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


Fuel and purchased power expenses increased $104.4 million in 1999, primarily as a result of higher wholesale sales of electricity. Other operation and maintenance expenses increased $4.7 million, to $345.7 million, primarily due to Y2K-related costs and expenses associated with installation of a new customer billing system.

One-time items recorded during 1999 include a gain of $5.9 million, or 8 cents per share, reflecting the cumulative effect of a required change in accounting standards adopted in the first quarter. The company also recorded non-recurring gains of $6.5 million, or 13 cents per share. Those gains included investment income and a gain as the result of closing down coal mining reclamation activities in an inactive subsidiary. An accrual for bad debt expense related to the changeover to the new customer billing system added a one-time charge of $8.1 million or 12 cents a share.

Mild winter temperatures limited natural gas usage in New Mexico last year. Gas operating revenues totaled $236.7 million, down $19.3 million from the previous year. Gas gross margin (gas operating revenues less gas purchased for resale) increased slightly, however, from $121.2 million in 1998 to $123.8 million in 1999.

Avistar, PNM's energy services subsidiary contributed about $8.9 million in revenues in 1999. Losses in the energy services businesses declined from 14.5 cents per share in 1998 to 11 cents per share in 1999.

PNM is a combined electric and gas utility serving approximately 1.3 million people in New Mexico. The company also sells power on the wholesale market. Avistar, PNM's wholly-owned subsidiary, manages the City of Santa Fe's water system, and offers energy and water management services for other municipalities and for government and institutional clients. The company's stock is traded primarily on the NYSE under the symbol PNM.


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


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  PUBLIC SERVICE COMPANY OF NEW MEXICO
                                  --------------------------------------------
                                             (Registrant)


Date:  January 27, 2000                        /s/ John R. Loyack
                                  --------------------------------------------
                                                  John R. Loyack
                                       Vice President, Corporate Controller
                                           and Chief Accounting Officer
                                  (Officer duly authorized to sign this report)








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